Exhibit 99.1





               AutoCorp Equities Inc. Announces Merger Transaction

FRISCO, TEXAS, June 24, 2003 -- AutoCorp Equities Inc. (OTCBB:ACOR) announced today that it has entered into a definitive Merger Agreement with PAG Acquisition Corp. and Pacific Auto Group, Inc. pursuant to which PAG Acquisition Corp., a wholly-owned subsidiary of AutoCorp Equities, will merge with and into Pacific Auto Group, Inc. As a result of the merger, Pacific Auto Group will become a wholly-owned subsidiary of AutoCorp Equities. As consideration for the merger, Pacific Holdings Group, the parent of Pacific Auto Group will receive 100,000,000 shares of AutoCorp Equities common stock and shares of a series of AutoCorp Equities preferred stock that are convertible, at the option of Pacific Holdings Group, into not less than 40,868,560 shares of AutoCorp Equities common stock. After the merger is consummated, Pacific Holdings Group will own approximately 95% of the issued and outstanding common stock of AutoCorp Equities.

The merger is subject to the satisfaction of certain closing conditions which AutoCorp Equities believes will be accomplished over the next few days.

Plano, Texas-based Pacific Auto Group is a holding company for American Finance Company, Inc. (AFCO), a consumer finance company specializing in the purchase and sale of retail installment sale contracts originated primarily by independent, licensed motor vehicle dealers in connection with the sale of used automobiles, light duty trucks and passenger vans. Through these purchases, AFCO provides indirect financing to dealer customers with limited credit histories, low income or past credit problems. AFCO markets its programs to dealers through a strategic alliance with Automotive Finance Corporation (AFC), which is part of the Allete Automotive Services Group. AFC is the largest provider of vehicle inventory (floorplan) financing for independent automobile dealers in North America.

The merger will provide AutoCorp Equities with approximately $3 million of additional liquidity to, among other things, expand its existing servicing and loan participation programs. The merger will also provide AutoCorp Equities with access to AFCO's banking relationships and its relationship with AFC.

Frisco, Texas-based AutoCorp Equities, Inc. is a publicly-traded company that specializes in the purchase, sale and servicing of prime and non-prime consumer loans, including automobile loans, credit card receivables and revolving lines of credit. AutoCorp Equities has established a credit union loan participation program under which it provides automobile loan portfolios, payment servicing and asset management to its investment partners. AutoCorp Equities seeks to expand this program through its affiliation with Pacific Auto Group and AFCO.

The statements contained in this release, which are not historical statements of fact, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve a number of risks and uncertainties. The actual results of future events could differ materially from those stated in the forward-looking statements herein.

For  further   information,   call  Terri  Ashley  at   214/618-6400   or  email
tashley@autocorp.net
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